Exhibit 4.1

The Board of Directors,

Curaleaf Holdings, Inc.

CONSENT OF PKF O'CONNOR DAVIES, LLP

We hereby consent to the incorporation by reference of:

•	our report, dated February 26, 2026, on the consolidated financial statements of Curaleaf Holdings, Inc. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024 and the consolidated statements of operations, comprehensive loss, temporary equity and shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2025, and notes to the consolidated financial statements, including a summary of significant accounting policies, (collectively the “Financial Statement Report”); and

•	our report, dated February 26, 2026, on the effectiveness of internal control over financial reporting of the Company as of December 31, 2025 (the “Controls Report” and together with the Financial Statement Report, the “Reports”)

into the Company’s Notice of Variation, Change and Extension of Offer to Purchase of all of the issued and outstanding common shares of Aurora Cannabis Inc. dated on or about October 6, 2026, which amends the Company’s Offer to Purchase and Circular, dated as of August 18, 2026 (“Notice of Variation”) and the Registration Statement on Form F-80 of the Company relating to the Notice of Variation (the “Registration Statement”) of which the Notice of Variation forms a part, and the incorporation by reference in the Registration Statement of the Reports.

/s/ “PKF O’Connor Davies, LLP”

New York, New York

October 6, 2026

PKF O’CONNOR DAVIES, LLP
245 Park Avenue, New York, NY 10167 I Tel: 212.867.8000 or 212.286.2600 I Fax: 212.286.4080 I www.pkfod.com

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